Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS
85% IMPROVEMENT IN THIRD QUARTER NET INCOME

GEORGE TOWN, Cayman Islands, B.W.I. (November 17, 2003) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported higher revenue and net income for the third quarter and first nine months of 2003.

For the three months ended September 30, 2003, the Company’s revenue increased 72% to approximately $5.0 million, compared with $2.9 million in the third quarter of 2002. Net income rose 85% to $1,121,298, or $0.20 per diluted share, in the most recent quarter, from $604,769, or $0.15 per diluted share, in the year-earlier period. The weighted average number of fully-diluted shares outstanding increased 39% to 5,676,375 in the third quarter of 2003, compared with 4,095,369 in the prior-year quarter, reflecting the issuance of shares in a public stock offering in July 2003 and shares issued in conjunction with acquisitions completed during the past twelve months.

Revenue for the nine months ended September 30, 2003 increased 46% to a record $13.7 million, compared with $9.4 million in the corresponding period of the previous year. Net income increased 34% to $3,149,579, or $0.66 per diluted share, versus $2,342,528, or $0.57 per diluted share, in the prior-year period. The weighted average number of fully-diluted shares outstanding increased 17% to 4,770,941 in the first nine months of 2003, compared with 4,081,489 in the nine months ended September 30, 2002, for the reasons discussed above.

“Our recent acquisitions of Waterfields Company Limited, which operates a seawater conversion plant in Nassau, Bahamas, and Ocean Conversion (Cayman) Limited, propelled bulk water sales sharply higher in the most recent quarter, more than offsetting flat retail water sales in the Cayman Islands and a decline in bulk water sales in Belize,” commented Rick McTaggart, President of Consolidated Water Co. Ltd. “Specifically, bulk water sales totaled $2.1 million in the most recent quarter, compared with less than $400,000 in the prior-year period, and we recorded $290,857 in service revenue that was contributed by operations that were part of the DesalCo Limited acquisition last February.”

“Our gross profit margin improved modestly, to 41.6% of revenue, in the third quarter of 2003, from 41.2% a year earlier, as a lower cost of sales in our Retail operations more than offset the impact upon gross margin of higher than normal maintenance costs at our Belize bulk water production facilities,” continued McTaggart. “General and administrative expenses rose at a faster rate than revenue during the most recent quarter, due primarily to the amortization of financing fees, higher insurance premiums, and office and staff costs. We expect to reduce general and administrative expenses as we continue to assimilate the administrative functions of our recent acquisitions. The successful completion of a secondary stock offering in July allowed us to repay a bridge loan, thus reducing third quarter interest expense relative to second quarter levels, and we should incur no further amortization of fees related to such financing in the future.”

“Despite higher general and administrative costs associated with acquisitions, and the impact of continued softness in Caribbean tourism upon our Retail operations in the Cayman Islands, we are pleased with the 85% improvement in net income and 33% gain in diluted earnings per share in the third quarter, and we expect an even more favorable earnings comparison in the quarter ending December 31, 2003,” observed Jeffrey M. Parker, Chairman and Chief Executive Officer of the Company.

“For the full year 2003, we expect to achieve record diluted earnings per share of $0.85 to $0.90 per diluted share, on revenue approaching $20 million. This is somewhat less than our previous guidance of $1.00 to $1.05 per diluted share for the year. The shortfall is due in part to the completion of our acquisition of Waterfields Company effective August 1, 2003 rather than June 30th, as anticipated when we issued such guidance, and to lower selling prices in Belize under our new 23-year contract with the public water authority on Ambergris Caye. Such lower selling prices will continue to impact net earnings in the first half of 2004, following which plant upgrades, allowing for more efficient operations, should be completed.”

“The Bahamas Government recently announced the need for up to 6.0 million additional gallons of desalinated water per day on the island of New Providence, the most populated island in the Bahamas, and we intend to seek approval for an expansion in the capacity of our existing 2.6 million gallon-per-day (US) Nassau plant and to bid on any new facilities, in order to supply the island with a greater portion of its water requirements. Currently New Providence must import by barge a significant amount of its potable water from other islands.”

On October 31, 2003, the Company paid a quarterly cash dividend of $0.105 to shareholders of record on September 30, 2003. The Company has consistently paid dividends to owners of its common and redeemable preferred shares since 1985. The Company’s Board of Directors has established a policy, but not a binding obligation, that it will seek to maintain a dividend payout ratio in the range of 50% to 60% of net income. While this policy is subject to modification by the Board of Directors, management expects the Company to continue increasing its cash dividends, if earnings and cash flows continue to grow.

The Company will host an investor conference call at 11:30 am EST today, November 17, 2003, to discuss its operating results for the most recent quarter, the outlook for the future, and related issues. To participate in the conference call, please dial 800-915-4836 (U.S.A. & Canada) or 973-317-5319 (Other Callers) a few minutes before 11:30 a.m. EST. A replay of the conference call will be available until November 24, 2003, by dialing 800-428-6051 (973-709-2089 for international callers) and entering the Access ID number 311678.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions.

These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	7,705,467	568,304
Accounts receivable	3,720,730	1,406,947
Inventory	1,591,240	388,131
Prepaid expenses and other assets	650,623	370,429
Deferred expenditures	—	887,856
Current portion of loans receivable	1,072,687	—

Total current assets	14,740,747	3,621,667

Loans receivable	3,476,371	—
Property, plant and equipment, net	29,093,858	20,253,646
Other assets	563,264	—
Investments in affiliates (Note 5)	9,791,468	12,450
Intangible assets (Note 7)	5,822,268	1,619,874
Goodwill (Note 4)	4,942,140	—

Total assets	$68,430,116	$25,507,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	657,872	508,444
Accounts payable and other liabilities	1,650,753	1,143,850
Current portion of long term debt (Note 8)	3,830,144	518,275

Total current liabilities	6,138,769	2,170,569

Long term debt (Note 8)	17,647,044	2,074,609
Security deposits and other liabilities	136,235	136,235

Total liabilities	23,922,048	4,381,413

Minority interest in Waterfields Company Limited	730,220	—

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares; issued and outstanding 22,751 shares as at September 30, 2003 and 19,740 shares at as December 31, 2002	27,301	23,688
Class A common stock, $1.20 par value. Authorized 9,840,000 shares; issued and outstanding 5,670,123 shares as at September 30, 2003 and 3,993,419 shares at as December 31, 2002	6,804,148	4,792,103
Class B common stock, $1.20 par value. Authorized 60,000 shares; issued and outstanding nil shares as at September 30, 2003 and nil shares as at December 31, 2002	—	—
Stock and options earned but not issued	91,200	424,841
Additional paid-in capital	26,671,229	7,354,395
Retained earnings	10,183,970	8,531,197

Total stockholders’ equity	43,777,848	21,126,224

Total liabilities and stockholders’ equity	$68,430,116	$25,507,637

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Expressed in United States Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Retail water sales	2,572,152	2,523,957	8,253,530	8,279,984
Bulk water sales	2,141,092	391,109	4,621,534	1,111,817
Service revenue	290,857	—	867,730	—

Total revenue	5,004,101	2,915,066	13,742,794	9,391,801

Retail cost of sales	(1,208,113)	(1,418,825)	(3,642,109)	(4,383,641)
Bulk cost of sales	(1,619,886)	(295,122)	(3,382,423)	(793,892)
Service cost of sales	(94,236)	—	(354,944)	—

Total cost of sales	(2,922,235)	(1,713,947)	(7,379,476)	(5,177,533)

Gross profit	2,081,866	1,201,119	6,363,318	4,214,268

General and administrative expenses	(1,216,816)	(574,266)	(3,561,457)	(1,811,251)

Income from operations	865,050	626,853	2,801,861	2,403,017

Other income (expenses):
Interest income	24,975	—	56,768	6,040
Interest expense	(91,920)	(26,199)	(650,425)	(78,472)
Other income	119,155	4,115	310,848	11,943
Equity in earnings of affiliate	221,773	—	669,775	—

	273,983	(22,084)	386,966	(60,489)

Net income before income taxes	1,139,033	604,769	3,188,827	2,342,528

Income taxes	(2,538)	—	(24,051)	—
Minority interest	(15,197)	—	(15,197)	—

Net income	$1,121,298	$604,769	$3,149,579	$2,342,528

Basic earnings per share	$0.20	$0.15	$0.67	$0.59

Diluted earnings per common share	$0.20	$0.15	$0.66	$0.57

Dividends declared per share	$0.105	$0.105	$0.315	$0.315

Weighted average number of common shares used in the determination of:

Basic earnings per share	5,570,570	3,983,072	4,660,588	3,961,922

Diluted earnings per share	5,676,375	4,095,369	4,770,941	4,081,489